                                                             EXHIBIT 1

              TEKTRONIX, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF OPERATIONS
                         (unaudited)

                                                           52 weeks to
                                                            August 27,
(In thousands except for per share amounts)                       1994
- ----------------------------------------------------------------------
Net sales                                                 $  1,340,662

Operating costs and expenses:

  Cost of sales                                                719,100

  Research and development                                     158,322

  Selling, general, and administrative                         367,322
                                                            ----------
    Total operating costs and expenses                       1,244,744

Equity in business ventures net losses                            (849)
                                                            ----------
    Operating income                                            95,069

Other income - net                                               1,131
                                                            ----------
    Earnings before taxes                                       96,200

Income taxes                                                    29,263
                                                            ----------

    Net earnings                                          $     66,937

Earnings per share                                                2.21

Dividends per share                                               0.60

Average shares outstanding                                      30,323
